Exhibit 99.1

Delphi Technologies reports first quarter 2019 financial results

Strong start to the year, reaffirming full year outlook

LONDON, May 2, 2019 /PRNewswire/ -- Delphi Technologies PLC (NYSE: DLPH) ("Delphi Technologies" or the "Company"), a global leader in vehicle propulsion, today reported first quarter 2019 U.S. GAAP earnings of $0.18 per diluted share. Excluding special items, first quarter earnings totaled $0.67 per diluted share. The Company also reported revenue of $1.2 billion for the quarter, a decrease of 6% compared to the respective equivalent prior period, on an adjusted basis.

First quarter highlights

  Revenue of $1.2 billion, down 6%(*) year-on-year
  U.S. GAAP net income of $16 million, diluted earnings per share of $0.18
    Excluding special items, earnings of $0.67 per diluted share
  U.S. GAAP operating income of $55 million, or 4.8% margin
    Adjusted operating income of $87 million, or 7.6% margin
  Generated $21 million of cash from operating activities
  Returned $15 million to shareholders through share repurchases

(*) Adjusted for currency exchange

CEO comments
"We made an encouraging start to 2019 and are reaffirming our outlook for the year. Consistent with our vision to be the pioneers in propulsion technology solutions which enable vehicles to drive cleaner, better and further, we continue to have strong momentum on key initiatives that will support our long-term growth," said Richard F. Dauch, Chief Executive Officer of Delphi Technologies. "Having completed my initial orientation of the company in Q1, I am even more bullish about the opportunity here at Delphi Technologies to create value for all our stakeholders. We are now working at pace to define, prioritize and resource the actions we will take to ensure this potential becomes a reality. Our teams are operating with a renewed sense of urgency and focus on execution, and I look forward to the future with confidence."

First quarter 2019 results
The Company reported first quarter 2019 revenue of $1.2 billion, a decrease of 11% from the prior year period. Adjusted for currency exchange, revenue decreased by 6% in the first quarter. Adjusted revenue reflects a decrease of 7% in Powertrain Systems and a decrease of 6% in Aftermarket. On a regional basis, adjusted revenue also reflects growth of 3% in Europe, 8% in South America, and a decrease of 25% in Asia Pacific, and 5% in North America.

The Company reported first quarter 2019 U.S. GAAP net income of $16 million and net income of $0.18 per diluted share, compared to $98 million and $1.10 per diluted share in the prior year period. First quarter Adjusted Net Income, totaled $59 million, or $0.67 per diluted share, which compares to Adjusted Net Income in the prior year period of $116 million, or $1.30 per diluted share. The decrease in Adjusted Net Income was primarily due to unfavorable product mix, most notably a decrease in revenues of higher margin passenger car diesel fuel injection systems, and an increase in revenues of lower margin advanced gasoline direct injection fuel systems and power electronics products. In addition, the decrease in Adjusted Net Income was also impacted by decreased volume and adverse currency exchange movements, partially offset by improvements in operational performance.

First quarter U.S. GAAP operating income was $55 million, compared to $138 million in the prior year period. Adjusted Operating Income was $87 million, compared to $159 million in the prior year period. Adjusted Operating Income margin decreased 470 basis points in the first quarter of 2019 to 7.6%, compared with 12.3% in the prior year period. The decrease in Adjusted Operating Income was primarily due to unfavorable product mix as referenced above, decreased volume and adverse currency exchange movements, partially offset by improvements in operational performance. Depreciation and amortization expense (including asset impairment charges and amortization of deferred debt issuance costs) totaled $54 million in the first quarter as compared to $51 million in the prior year period.

Interest expense for the first quarter totaled $18 million, as compared to $20 million interest expense in the prior year period.

U.S. GAAP tax expense in the first quarter of 2019 was $8 million, resulting in an effective tax rate of approximately 32%, compared to $22 million, or an effective rate of 18%, in the prior year period. The increase in the effective tax rate primarily reflects the impacts of unfavorable changes in geographic income mix.

The Company generated net cash flow from operating activities of $21 million in the first quarter, compared to $75 million in the prior year period, which primarily reflects the decrease in net income partially offset by an improvement in net working capital. Capital expenditures totaled $131 million in the first quarter, compared to $66 million in the prior year period. The increased spending is primarily due to investments to support long-term growth in key technologies, particularly gasoline direct injection fuel systems and power electronics products, and becoming a stand-alone public company.

Full year 2019 outlook
The Company's full year 2019 financial outlook remains unchanged and is as follows:

(in millions, except per share amounts)	Full Year 2019
Revenue	$4,650 - $4,750
Adjusted operating income margin	~9%
Adjusted earnings per share	$3.00 - $3.20
Cash flow from operations	$320 - $350
Capital expenditures	$310 - $330
Adjusted effective tax rate	~18%

Key non-GAAP reconciliation items to the projected 2019 adjusted operating income are as follows (in millions):	Full Year 2019
Estimated separation charges	$45 - $50
Estimated charges for restructuring	$25 - $35

Conference call and webcast
The Company will host a conference call to discuss these results at 8:30 a.m. (EDT) / 1:30 p.m. (BST) today, which is accessible by dialing 866.761.8621 (US domestic) or 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 3976427. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of non-GAAP financial information
This press release contains information about Delphi Technologies' financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and the Adjusted Effective Tax Rate are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other (expense) income, net, income tax expense, equity income, net of tax, restructuring, separation costs, asset impairments and pension charges. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Adjusted Effective Tax Rate represents income tax expense less the income tax related to the adjustments noted above for Adjusted Net Income, divided by income before income taxes less adjustments.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income per Share are useful measures in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements
This press release, as well as other statements made by Delphi Technologies PLC, contain forward-looking statements that reflect, when made, the Company's current views with respect to future events and financial performance and, in particular, the Company's 2019 outlook. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," "outlook" or "continue," the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as "Brexit"; risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company's products; the Company's ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company's indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond the Company's control.

Additional factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

About Delphi Technologies

Delphi Technologies is a technology company focused on providing electric vehicle and internal combustion engine propulsion solutions, in addition to solving emissions and fuel economy challenges for the world's leading automotive OEMs. Delphi Technologies also provides leading aftermarket service solutions for the replacement market. With headquarters in London, U.K., Delphi Technologies operates technical centers, manufacturing sites and customer support services in 24 countries. Visit delphi.com.

DELPHI TECHNOLOGIES PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions, except per share amounts)
Net sales	$1,151	$1,296
Operating expenses:
Cost of sales	983	1,046
Selling, general and administrative	104	97
Amortization	6	4
Restructuring	3	11
Total operating expenses	1,096	1,158
Operating income	55	138
Interest expense	(18)	(20)
Other (expense) income, net	(12)	6
Income before income taxes and equity income	25	124
Income tax expense	(8)	(22)
Income before equity income	17	102
Equity income, net of tax	2	3
Net income	19	105
Net income attributable to noncontrolling interest	3	7
Net income attributable to Delphi Technologies	$16	$98

Net income per share attributable to Delphi Technologies:
Basic	$0.18	$1.10
Diluted	$0.18	$1.10
Weighted average ordinary shares outstanding:
Basic	88.45	88.71
Diluted	88.55	88.92

Cash dividends declared per share	$—	$0.17

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$217	$359
Restricted cash	1	1
Accounts receivable, net	914	878
Inventories, net	549	521
Other current assets	182	172
Total current assets	1,863	1,931
Long-term assets:
Property, net	1,469	1,445
Investments in affiliates	45	44
Intangible assets and goodwill, net	71	76
Other long-term assets (1)	509	397
Total long-term assets	2,094	1,962
Total assets	$3,957	$3,893
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$44	$43
Accounts payable	840	906
Accrued liabilities (1)	442	428
Total current liabilities	1,326	1,377
Long-term liabilities:
Long-term debt	1,479	1,488
Pension and other postretirement benefit obligations	437	467
Other long-term liabilities (1)	219	123
Total long-term liabilities	2,135	2,078
Total liabilities	3,461	3,455
Total Delphi Technologies shareholders' equity	354	292
Noncontrolling interest	142	146
Total shareholders' equity	496	438
Total liabilities and shareholders' equity	$3,957	$3,893

(1)

The Company adopted Accounting Standards Update 2016-2, Leases (Topic 842), in the first quarter of 2019 using the optional modified retrospective transition method and did not recast the comparative periods. As of March 31, 2019, operating lease assets of $118 million are included in other long-term assets. Additionally, operating lease liabilities of $120 million were recorded as of March 31, 2019, of which $19 million is included in accrued liabilities and $101 million is included in other long-term liabilities.

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net income	$19	$105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54	51
Restructuring expense, net of cash paid	(6)	(7)
Deferred income taxes	(3)	2
Pension and other postretirement benefit expenses	21	11
Income from equity method investments, net of dividends received	(2)	(3)
Other, net	4	5
Changes in operating assets and liabilities:
Accounts receivable, net	(36)	(23)
Inventories	(28)	(1)
Accounts payable	(6)	(74)
Other, net	18	20
Pension contributions	(14)	(11)
Net cash provided by operating activities	21	75
Cash flows from investing activities:
Capital expenditures	(131)	(66)
Proceeds from sale of property	2	1
Cost of technology investments	—	(7)
Settlement of undesignated derivatives	(2)	—
Net cash used in investing activities	(131)	(72)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	—	(1)
Repayments under long-term debt agreements	(9)	(5)
Dividend payments of consolidated affiliates to minority shareholders	(8)	(10)
Repurchase of ordinary shares	(14)	—
Distribution of cash dividends	—	(15)
Taxes withheld and paid on employees' restricted share awards	(1)	(2)
Net cash used in financing activities	(32)	(33)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	—	8
Decrease in cash, cash equivalents and restricted cash	(142)	(22)
Cash, cash equivalents and restricted cash at beginning of period	360	339
Cash, cash equivalents and restricted cash at end of period	$218	$317

DELPHI TECHNOLOGIES PLC
FOOTNOTES
(Unaudited)

1. Segment Summary
	Three Months Ended March 31,
	2019	2018	%
	(in millions)
Net Sales
Powertrain Systems	$1,020	$1,153	(12)%
Aftermarket	193	217	(11)%
Eliminations and Other (1)	(62)	(74)
Net Sales	$1,151	$1,296

Adjusted Operating Income
Powertrain Systems	$76	$142	(46)%
Aftermarket	11	17	(35)%
Adjusted Operating Income	$87	$159

(1) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding

The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31,
	2019	2018
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	88.45	88.71
Dilutive shares related to RSUs	0.10	0.21
Weighted average ordinary shares outstanding, including dilutive shares	88.55	88.92
Net income per share attributable to Delphi Technologies:
Basic	$0.18	$1.10
Diluted	$0.18	$1.10

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income" and "Adjusted Net Income per Share." Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's financial performance which management believes is useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to the Company's segments, as management also believes this measure is most reflective of the operational profitability or loss of the operating segments. Adjusted Operating Income is defined as net income before interest expense, other (expense) income, net, income tax expense, equity income, net of tax, restructuring, separation costs, asset impairments and pension charges. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2019 outlook was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income
	Three Months Ended March 31,
	2019		2018
	($ in millions)
	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$16		$98
Net income attributable to noncontrolling interest	3		7
Net income	19		105
Equity income, net of tax	(2)		(3)
Income tax expense	8		22
Other expense (income), net	12		(6)
Interest expense	18		20
Operating income	55	4.8%	138	10.6%
Restructuring	3		11
Separation costs (1)	18		10
Asset impairments	3		—
Pension charges (2)	8		—
Adjusted operating income	$87	7.6%	$159	12.3%

(1)	Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2)

Pension charges include additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

Segment Adjusted Operating Income
(in millions)

Three Months Ended March 31, 2019	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$47	$8	$—	$55
Restructuring	3	—	—	3
Separation costs (1)	16	2	—	18
Asset impairments	3	—	—	3
Pension charges (2)	7	1	—	8
Adjusted operating income	$76	$11	$—	$87

Depreciation and amortization (3)	$52	$1	$—	$53

Three Months Ended March 31, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$123	$15	$—	$138
Restructuring	11	—	—	11
Separation costs (1)	8	2	—	10
Adjusted operating income	$142	$17	$—	$159

Depreciation and amortization (3)	$49	$1	$—	$50

(1)	Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2)

Pension charges include additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

(3)	Includes asset impairments.

Adjusted Net Income and Adjusted Net Income per Share: Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP measures, are presented as supplemental measures of the Company's financial performance which management believes are useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2019 outlook was determined using a consistent manner and methodology.

	Three Months Ended March 31,
	2019	2018
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$16	$98
Adjusting items:
Restructuring	3	11
Separation costs (1)	18	10
Asset impairments	3	—
Pension charges (2)	23	—
Tax impact of adjusting items (3)	(4)	(3)
Adjusted net income attributable to Delphi Technologies	$59	$116

Weighted average number of diluted shares outstanding	88.55	88.92
Diluted net income per share attributable to Delphi Technologies	$0.18	$1.10
Adjusted net income per share	$0.67	$1.30

(1)	Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2)

Pension charges include a one-time plan curtailment charge, additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

(3)

Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

CONTACT: Investor Relations: Sherief Bakr, sherief.bakr@delphi.com, +1 212.220.9215, Media: Marie-Pierre Ygrie (Global), marie.pierre.ygrie@delphi.com, +33 1 34 30 34 08, Kristen Kinley (USA), kristen.kinley@delphi.com, +1 248.535.3930